Exhibit 99.1

iPower Meets Nasdaq Bid Price Compliance

DUARTE, CA, June 29, 2023 -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”), a leading online retailer and supplier of consumer home and garden products, today announced it received confirmation from The Nasdaq Stock Market LLC (“Nasdaq”) that it has regained compliance with the minimum bid price requirement of $1.00 per share under Nasdaq Listing Rule 5550(a)(2) (the “Nasdaq Listing Rule”).

In November 2022, iPower received notice from Nasdaq that its common stock failed to maintain a minimum bid price to remain listed on the exchange. The Company was allowed a cure period of six months, along with an additional six-month extension period, to meet the minimum share price or greater. On June 27, 2023, Nasdaq confirmed that, for ten consecutive business days, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, iPower is now in compliance with the Nasdaq Listing Rule and the matter is closed.

About iPower Inc.

iPower Inc. is a leading online retailer and supplier of consumer home and garden products. iPower offers thousands of stock keeping units from its in-house brands as well as hundreds of other brands through its ecommerce channel partners and its websites, www.zenhydro.com and www.simpledeluxe.com. iPower has a diverse customer base that includes both commercial businesses and individuals. For more information, please visit iPower's website at www.meetipower.com.

Investor Relations Contact:

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

IPW@elevate-ir.com